Exhibit 99.1

NEWS RELEASE	FLOTEK INDUSTRIES, INC.
FTK - AMEX Houston, Texas	March 13, 2007

FLOTEK INDUSTRIES, INC. ANNOUNCES RECORD 4th QUARTER AND YEAR END RESULTS

HOUSTON, March 13, 2007,—Flotek Industries, Inc. (AMEX: FTK) announced net income of $3.9 million for fourth quarter 2006 or $0.41 per diluted share compared to $2.5 million or $0.27 per diluted share for fourth quarter 2005, and $3.5 million or $0.37 per diluted share for third quarter 2006. Net income for the year 2006 was $11.4 million or $1.22 per diluted share, compared to $7.7 million or $0.94 for the year 2005. Diluted earnings per share increased 30% in 2006 compared to 2005, despite an increase in the company’s effective tax rate from 17.6% in 2005 to 36.7% in 2006.

Revenues for the fourth quarter 2006 were $33.3 million, or 107% higher than the same period last year and 14% higher than the third quarter of 2006. Revenues for 2006 were $100.6 million, a 90% increase over the prior year. The revenue growth was driven primarily by organic growth in our Chemicals and Logistics and Drilling Tools segments, coupled with three acquisitions made in the Drilling Tools and Artificial Lift segments.

Jerry D. Dumas, Sr., Chairman and Chief Executive Officer, comments, “I am pleased with our operating and financial performance, and our ability to appreciably grow revenues in all three core segments. Despite a hefty increase in professional fees and effective tax rate, we met the expectations of our shareholders. We have brought together a first-rate collection of companies and will continue to focus on integrating them in 2007 to maximize profit.”

We report our results under three segments: Chemicals and Logistics consists of our specialty chemical and automated bulk material handling divisions; Drilling Products consists of downhole drilling tool sales, rentals and inspection services; and Artificial Lift consists of our Petrovalve and our downhole submersible pump divisions.

Chemicals and Logistics Segment

The Chemicals and Logistics generated fourth quarter revenues of $18.6 million, a 113% increase from the fourth quarter of 2005. Revenues for the year were $50.5 million, a 71% increase from 2005. A significant portion of the growth is attributed to greater North American sales of proprietary biodegradable specialty chemicals. Income from operations for 2006 was $16.9 million, a 106% increase over 2005. Growth in operating income as a percentage of revenues outpaced sales growth due to a considerable improvement in gross profit margin from 39.7% in 2005 to 44.9% in 2006. Acceptance of our products by the major pressure pumping companies and an on-going emphasis on research and development is expected to drive future sales growth.

Drilling Products Segment

The Drilling Products segment generated fourth quarter revenues of $9.9 million, a 43% increase from the fourth quarter of 2005. Revenues for the year were $36.8 million, a 68% improvement over 2005. The drilling tool acquisition completed in January 2006 accounted for approximately one quarter of the revenue growth year over year, with the remainder of the sales growth generated from successful integration of the three drilling tool acquisitions completed in 2005 and increased sales volumes of downhole casing centralizers. Income from operations for 2006 was $6.3 million, a 36% increase over 2005. Gross profit margins were 41.3% in 2006 versus 43.0% in 2005, decreasing in part because of inventory valuation reserves taken related to an acquisition made in 2005.

Artificial Lift Segment

The Artificial Lift segment generated fourth quarter revenues of $4.8 million compared to $0.4 million in the fourth quarter 2005. Revenues for the year were $13.3 million compared to $1.4 million in 2005. The increase in sales relates to product expansion with the acquisition of two coal bed methane pump service companies in the second quarter of 2006. The acquisitions generated $12.7 million in sales in 2006. Income from operations for 2006 was $1.5 million compared to $0.2 million in 2005. Gross profit margins decreased from 34.2% in 2005 to 24.6% in 2006 due to a shift in product mix. Pumps, motors and cable sell at lower margins than our patented gas separator and Petrovalve, reducing overall margins within the segment.

General Corporate

Operating expenses for the general corporate segment were $2.4 million for the fourth quarter 2006 compared to $1.1 million for the same period in 2005. General and administrative expenses rose to $5.8 million in 2006 compared to $2.9 million in 2005. The increase was driven by a $1.0 million increase in tax, accounting and audit fees associated with Sarbanes Oxley compliance. In addition, the Company expensed approximately $0.7 million in professional fees related to the due diligence for a significant acquisition that was terminated in the third quarter of 2006.

FLOTEK INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF INCOME

	For the Years Ended December 31,
UNAUDITED	2006	2005	2004
	(in thousands, except per share data)
Revenues	$100,642	$52,869	$21,881

Cost of revenues	59,498	30,946	12,529

Gross profit	41,144	21,923	9,352

Expenses:
Selling, general and administrative	18,884	9,486	5,350
Depreciation and amortization	2,749	1,768	690
Research and development	656	555	300

Total expenses	22,289	11,809	6,340

Income from operations	18,855	10,114	3,012

Other income (expense):
Interest expense	(1,006)	(827)	(691)
Other, net	85	86	46

Total other income (expense)	(921)	(741)	(645)

Income before income taxes	17,934	9,373	2,367
Provision for income taxes	(6,583)	(1,653)	(213)

Net income	$11,351	$7,720	$2,154

Basic and diluted earnings per common share:
Basic earnings per common share	$1.31	$1.06	$0.32
Diluted earnings per common share	$1.22	$0.94	$0.31

Weighted average common shares used in computing basic earnings per common share	8,645	7,303	6,659
Incremental common shares from stock options and warrants	649	952	354

Weighted average common shares used in computing diluted earnings per common share	9,294	8,255	7,013

The Company will hold a conference call to discuss the 2006 financial results later today.

Date & Time:	Tuesday, March 13, 2007 2:00 PM Central Time

Dial-In Number:	888-217-1175 (U.S. & Canada) 706-643-7468 (International) ID 2149463 Call will be broadcast live at www.flotekind.com

A replay of the call will be available through March 18, 2007 by calling (800) 642-1687 (U.S. & Canada) and (706) 645-9291 (International) with passcode 2149463.

Flotek manufactures and markets innovative specialty chemicals, downhole drilling and production equipment, and manages automated bulk material handling, loading and blending facilities. It serves major and independent companies in the domestic and international oilfield service industry. For additional information, please visit Flotek’s web site at www.flotekind.com.

Forward-Looking Statements:

This Press Release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc. business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation. Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filings on Form 10KSB (including without limitation in the “Risk Factors” Section) and Form 10-QSB, and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.

CONTACT:

Flotek Industries, Inc.

Rosalie Melia, Corporate Secretary

713.849.9911